Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of this Schedule 13G, including further amendments thereto, with respect to the Common Stock, par value of $0.0001 per share, of Blue Laser Fusion, Inc. and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

September 10, 2026

JAFCO GROUP CO., LTD.

By:	/s/ Keisuke Miyoshi
Name:	Keisuke Miyoshi
Title:	President and CEO

JAFCO V7 INVESTMENT LIMITED PARTNERSHIP
By: JAFCO Group Co., Ltd., its General Partner

By:	/s/ Keisuke Miyoshi
Name:	Keisuke Miyoshi
Title:	President and CEO

JAFCO SV7-S INVESTMENT LIMITED PARTNERSHIP
By: JAFCO Group Co., Ltd., its General Partner

By:	/s/ Keisuke Miyoshi
Name:	Keisuke Miyoshi
Title:	President and CEO